Exhibit 99.1

Allakos Provides Business Update and Reports First Quarter 2024 Financial Results

SAN CARLOS, Calif., May 9, 2024 (GLOBE NEWSWIRE) – Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing antibodies for the treatment of allergic, inflammatory and proliferative diseases, today provided a business update and reported financial results for the first quarter ended March 31, 2024.

Recent Allakos Events

•
Completed dosing in the single ascending dose (SAD) cohorts and multiple ascending dose (MAD) cohorts of the randomized, double-blind, placebo-controlled Phase 1 trial of Intravenous (IV) AK006 in healthy volunteers.
•
Completed dosing in the randomized, double-blind, placebo-controlled subcutaneous (SC) AK006 cohort in healthy volunteers.
•
Initiated the randomized, double-blind, placebo-controlled Phase 1 trial of IV AK006 in patients with chronic spontaneous urticaria.
•
Published preclinical research in Allergy showing that AK006 controls mast cell function through interaction with multiple activating receptors and key signaling pathways.
•
Presented preclinical data at the American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting 2024 highlighting AK006’s mechanism of action and ability to reduce MRGPRX2-induced skin inflammation.

Upcoming Allakos Anticipated Milestones

•
Report safety, pharmacokinetics (PK), and pharmacodynamic (PD) results from the Phase 1 trial of IV AK006 in healthy volunteers, including data to confirm Siglec-6 receptor occupancy in skin biopsy samples in Q2 2024.
•
Report safety, PK, and PD results from the Phase 1 trial of SC AK006 in healthy volunteers, including data to confirm Siglec-6 receptor occupancy in skin biopsy samples in Q3 2024.
•
Report topline data from the Phase 1 trial of IV AK006 in patients with CSU at year end 2024.

Cash Guidance

Allakos’ financial outlook, restructuring activities and estimated cash runway as reported by the Company in January 2024 remain unchanged. The Company reiterates that the restructuring activities will extend the cash runway into mid-2026 and continues to expect to end 2024 with total cash, cash equivalents and investments in the range of $81 to $86 million. The Company reiterates that an estimated $30 million of closeout, severance and other costs will be paid in 2024 in connection with the lirentelimab development program. Approximately $12 million of these payments were made in the first quarter of 2024 and the majority of the remaining approximately $18 million is expected to be made over the second and third quarters of 2024.

First Quarter 2024 Financial Results

Allakos ended the first quarter of 2024 with $139.3 million in cash, cash equivalents and investments resulting in a net decrease in cash, cash equivalents and investments of $31.5 million during the first quarter of 2024.

Research and development expenses were $34.8 million in the first quarter of 2024 compared to $33.1 million in the first quarter of 2023, an increase of $1.7 million. This quarter over quarter increase is attributed to $6.3 million of increased manufacturing costs primarily due to lirentelimab, the development of which was halted in January 2024, offset partially by $2.2 million of decreased compensation costs and a $2.4 million decrease in other research and development expenses.

General and administrative expenses were $10.9 million for the first quarter of 2024 compared to $12.0 million for the first quarter of 2023, a decrease of $1.1 million. The quarter over quarter change included $0.7 million of decreased compensation costs and $0.4 million of decreased other general and administrative expenses.

In the first quarter of 2024, Allakos recognized a non-cash impairment charge following the significant sustained decline observed in the Company’s market capitalization and halting of the lirentelimab development program. The non-cash charge totaled $27.3 million comprising of the write-down of long-term assets associated with our office lease and related assets to estimated fair market value.

Allakos reported a net loss of $71.1 million in the first quarter of 2024 compared to $42.4 million in the first quarter of 2023. Net loss per basic and diluted share was $0.81 for the first quarter of 2024 compared to $0.49 in the first quarter of 2023.

About Allakos

Allakos is a clinical stage biotechnology company developing therapeutics that target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases. Activating these immunomodulatory receptors allows for the direct targeting of cells involved in disease pathogenesis and, in the setting of allergy and inflammation, has the potential to result in broad inhibition of inflammatory cells. The Company’s most advanced product candidate is AK006. AK006 targets Siglec-6, an inhibitory receptor expressed on mast cells. Mast cells are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. In preclinical studies, AK006 appears to provide deep mast cell inhibition and, in addition to its inhibitory activity, reduce mast cell numbers. For more information, please visit the Company’s website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ expected timing of reporting data from its clinical trial of AK006; cash guidance and runway; and restructuring. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely initiate and complete clinical trials for AK006; Allakos’ ability to obtain required regulatory approvals for its clinical trials; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of clinical trials, regardless of the outcomes of preclinical testing or early-stage trials; Allakos’ ability to obtain regulatory approvals to market its product candidates; market acceptance of Allakos’ product candidates; uncertainties related to the projections of the size of patient populations suffering from the diseases Allakos is targeting; Allakos’ ability to advance additional product candidates beyond AK006; uncertainties related to Allakos’ ability to realize the contemplated benefits of its restructuring and related reduction in force; Allakos’ ability to accurately forecast financial results; Allakos’ ability to obtain additional capital to finance its operations, research and drug development; general economic and market conditions, both domestic and international; domestic and international regulatory obligations; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Allakos files from time to time to with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

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Source: Allakos Inc.

Investor Contact:

Adam Tomasi, President

Alex Schwartz, VP Strategic Finance and Investor Relations

ir@allakos.com

Media Contact:

Denise Powell

denise@redhousecomms.com

Allakos Inc.

UNAUDITED Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Operating expenses
Research and development	$34,824	$33,078
General and administrative	10,898	11,968
Impairment of long-lived assets	27,347	—
Total operating expenses	73,069	45,046
Loss from operations	(73,069)	(45,046)
Interest income	1,995	2,678
Other expense, net	(72)	(36)
Net loss	(71,146)	(42,404)
Unrealized gain (loss) on investments	(30)	296
Comprehensive loss	$(71,176)	$(42,108)
Net loss per common share:
Basic and diluted	$(0.81)	$(0.49)
Weighted-average number of common shares outstanding:
Basic and diluted	88,042	85,845

allakos inc.

UNAUDITED CONDENSED balance sheets

(in thousands)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$43,060	$66,440
Investments	96,192	104,354
Prepaid expenses and other current assets	8,382	9,095
Total current assets	147,634	179,889
Property and equipment, net	17,364	33,369
Operating lease right-of-use assets	10,577	24,136
Other long-term assets	1,737	6,216
Total assets	$177,312	$243,610
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,748	$1,764
Accrued expenses and other current liabilities	20,173	34,814
Total current liabilities	35,921	36,578
Operating lease liabilities, net of current portion	37,408	38,215
Total liabilities	73,329	74,793
Stockholders’ equity:
Common stock	89	88
Additional paid-in capital	1,293,497	1,287,156
Accumulated other comprehensive gain (loss)	20	50
Accumulated deficit	(1,189,623)	(1,118,477)
Total stockholders’ equity	103,983	168,817
Total liabilities and stockholders’ equity	$177,312	$243,610